Exhibit 99.6

Letter of consent to act a director

To:	TURBO ENERGY, S.A.
Street Isabel la Católica, 8, Door 51, Valencia, Spain 46004 +34 961 196 250.

Date:	July 11, 2023

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of the Company and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately prior to the listing of the Company’s American Depositary Shares on the Nasdaq Capital Market, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Héctor Dominguis
Name:	Héctor Dominguis